May 22, 1997

American Residential Services, Inc.
Post Oak Tower
5051 Westheimer, Suite 725
Houston, Texas 77056-5604

Gentlemen:

               As set forth in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on May 23, 1997 (the "Registration Statement") by American Residential Services, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to $55,000,000 of 7 1/4% Convertible Subordinated Notes due 2004 (the "Notes") and the shares of common stock, par value $.001 per share, of the Company issuable on conversion thereof (the "Common Stock" and together with the Notes, the "Securities"), to be sold by the selling securityholders listed in the Registration Statement form time to time pursuant to Rule 415 under the Act, certain legal matters in connection with the Securities are being passed on for the Company by me.

               In my capacity as General Counsel of the Company, I have examined the Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date, the Indenture dated as of April 1, 1997 from ARS to U.S. Trust Company of Texas, N.A., as trustee relating to the Notes (the "Indenture"), and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereafter expressed.

               In connection with this opinion, I have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; and (ii) the Securities will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any appropriate prospectus supplement.
 .

               Based on and subject to the foregoing, I am of the opinion that:

               1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

               2. The Notes have been validly issued and constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as such enforcement is subject to (i) any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other laws relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
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American Residential Services, Inc.         -2-                     May 22, 1997

               3. The shares of Common Stock have been duly authorized and reserved for issuance on conversion of the Notes and when certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered in accordance with the terms of the Notes and the Indenture on conversion of the Notes, the shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

               The opinion set forth above is limited in all respects to matters of the laws of the State of Texas, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, to the extent applicable.

               I hereby consent to the filing of this opinion of counsel as
Exhibit 5 to the Registration Statement. I also consent to the reference to my name under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                                   Very truly yours,

                                                   John D. Held